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                                                                  Exhibit (c)(3)

                   NONCOMPETITION AND NONDISCLOSURE AGREEMENT

     THIS NONCOMPETITION AND NONDISCLOSURE AGREEMENT is made and entered into this 4th day of December, 1996, by and between Ronald H. Donati (the "Executive") and Hadco Corporation (hereinafter referred to as the "Parent"), a corporation organized under the laws of the Commonwealth of Massachusetts.

                                   WITNESSETH

     WHEREAS, Parent and Hadco Acquisition Corp. ("Sub"), a wholly-owned subsidiary of Parent, are prepared to enter into an Agreement and Plan of Reorganization (the "Merger Agreement") whereby Parent and Sub would acquire all of the outstanding common stock of Zycon Corporation (the "Company") and the Company would become a wholly-owned subsidiary of the Parent;

     WHEREAS, Executive is willing to execute this Agreement and to be bound by the provisions hereof in order to induce Parent to enter into the Merger Agreement; and

     NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

     1. During the period of his employment by the Company (the "Employment Period"), Executive agrees that he will devote his full time and best efforts to the business of the Company. Executive agrees that he will not, directly or indirectly, alone or as a partner, representative, investor, agent, consultant, officer, director, employee or stockholder of any entity, engage in any business activity involving (a) the design, manufacturing, marketing, distribution or sale of printed circuit boards, flexible circuits, and/or backplanes and assemblies, or (b) contract manufacturing involving interconnect products (collectively, the "Business") during the period of his employment by the Company and for three years thereafter; PROVIDED that nothing herein shall prevent Executive from owning up to 1% of any class of securities listed on a national securities exchange (including the Nasdaq). Executive also agrees that during the period of his employment by the Company and for three years thereafter he will not, directly or indirectly, alone or as a partner, representative, investor, agent, consultant, officer, director, employee or stockholder of any entity, solicit or do business relating to the Business with any customer of the Company or any potential customer of the Company with whom he has had contact. Executive also agrees that he will not, directly or indirectly, alone or as a partner, representative, investor, agent, consultant, officer, director, employee or stockholder of any entity solicit, interfere with or endeavor to entice away any employee of the Company during the period of his employment by the Company and for three years thereafter. The period following the termination of Executive's employment during which these restrictions apply (the "Post-employment Period") shall be extended by the length of any period of time during the Post-employment Period during which he is in violation of this paragraph.



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     2. Executive shall not at any time, whether during or after the Employment
Period, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals), except as may be required in the ordinary course of performing his duties as an employee of the Company, and Executive shall keep secret all matters entrusted to him and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to the Company. Further, Executive agrees that during and after the Employment Period he shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company, and that immediately upon the termination of Executive's employment he shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

     3. If at any time or times during Executive's employment he shall (either alone or with others) make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes (including but not limited to the Semiconductor Chip Protection Act) or subject to analogous protection) (herein called "Developments") that (i) relates to the business of the Company or any customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company or which may be used in relation therewith, (ii) results from tasks assigned to Executive by the Company or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then:

          (a) such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise;

          (b) Executive shall promptly disclose to the Company (or any persons designated by it) each such Development;

          (c) as may be necessary to ensure the Company's ownership of such Developments, Executive hereby assigns any rights (including, but not limited to, any copyrights and trademarks) he may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation; and

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          (d) Executive shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company.

     4. Executive shall, during and after the Employment Period, at the request and cost of the Company, promptly sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require:

          (a) to apply for, obtain, register and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights, trademarks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

          (b) to defend any judicial, opposition or other proceedings in respect of such applications and any judicial, opposition or other proceedings or petitions or applications for revocation of such letters patent, copyright, trademark or other analogous protection.

          In the event the Company is unable, after reasonable effort, to secure his signature on any application for letters patent, copyright or trademark registration or other documents regarding any legal protection relating to a Development, whether because of his physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by Executive.

     5. Executive agrees that any breach of this Agreement by him will cause irreparable damage to the Company and Parent and that in the event of such breach the Company and Parent shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of his obligations hereunder. Executive further agrees and acknowledges that the post-employment non-competition provision set forth in Paragraph 1 hereof, and the remedies set forth in this paragraph, are necessary and reasonable to protect the business of the Company and Parent.

     6. Executive understands that this Agreement does not create an obligation on the Company or any other person or entity to continue his employment.

     7. No claim of Executive against the Company or Parent shall serve as a defense against the Company's or Parent's enforcement of any provision of this Agreement.

     8. Executive represents that the Developments identified in the pages, if any, attached hereto as EXHIBIT A comprise all the unpatented and unregistered copyrightable Developments which he has made, conceived or created prior to the Employment Period, which

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Developments are excluded from this Agreement. Executive understands that it is only necessary to list the title and purpose of such Developments but not details thereof.

     9. Executive hereby represents that, except as he has disclosed in writing to the Company and Parent, he is not a party to, or bound by the terms of, any agreement with or obligation to any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. He further represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to or during his employment with the Company, and he will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. Executive has not entered into, and he agrees, he will not enter into, any agreement, either written or oral, in conflict with the terms of this Agreement.

     10. Any waiver by the Company or Parent of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

     11. Executive hereby agrees that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

     12. Executive's obligations under this Agreement shall survive the termination of his employment regardless of the manner of such termination and shall be binding upon his heirs, executors, administrators and legal representatives.

     13. The term "Company" shall include Zycon Corporation and any of its subsidiaries, subdivisions or affiliates. The Company and Parent shall have the right to assign this Agreement to their successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

     14. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California. Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) shall be governed by the laws of the State of California and shall be commenced and maintained in any state or federal court located in California, and both parties hereby submit to the jurisdiction and venue of any such court.
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     15. This Agreement shall become effective immediately upon the execution of the Merger Agreement. This Agreement shall terminate and have no further force or effect if the Merger Agreement shall be terminated pursuant to Section 8.1 thereof.

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          IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above, effective as of such date.

                                             EXECUTIVE:


                                             /s/ Ronald H. Donati
                                             ----------------------------------
                                             Name (please print):

                                             HADCO CORPORATION

                                             By: Andrew E. Lietz
                                                -------------------------------
                                             Title: President
                                                   ----------------------------


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                                    EXHIBIT A
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                               Prior Developments
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                                      None